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                                                                    EXHIBIT 99.2



                                                             WWW.CENTEX.COM
                                                            P.O. Box 199000
                                                        Dallas, Texas 75219-9000
                                  (CENTEX LOGO)
                                                           2728 North Harwood
                                                        Dallas, Texas 75201-1516

                                                         Phone: (214) 981-5000


NEWS RELEASE

--------------------------------------------------------------------------------

                                                           FOR IMMEDIATE RELEASE

For more information, contact at 214/981-5000:
LAURENCE E. HIRSCH, Chairman and Chief Executive Officer
LELDON E. ECHOLS, Executive Vice President and Chief Financial Officer MATTHEW G. MOYER, Vice President--Investor Relations
HTTP://WWW.CENTEX.COM

                CENTEX CORPORATION ANNOUNCES TAX-FREE SPIN-OFF OF
              MANUFACTURED HOUSING OPERATION TO CENTEX STOCKHOLDERS

         (DALLAS, TX April 22, 2003): Centex Corporation (NYSE: CTX) announced today that its Board of Directors has approved the tax-free distribution to Centex Corporation stockholders of 100% of the outstanding shares of common stock of Cavco Industries, Inc., the major component of Centex's Manufactured Housing Group.

         All of the Cavco shares are currently held by Centex. Shareholders of Centex common stock as of the record date, estimated to be in early to mid-June, will receive 0.05 shares of Cavco common stock for each Centex share held as of that date. The actual number of shares distributed will depend on the number of shares of Centex common stock outstanding on the record date.

         Centex has received a ruling from the Internal Revenue Service to the effect that its stockholders will not be subject to federal income taxes as the result of receiving Cavco shares. The transaction is still subject to the approval of the disclosure filing to be made with the Securities and Exchange Commission. Stockholder approval is not required for the distribution.

         Based on Cavco's recent operating results and earnings per share multiples of public manufactured housing companies, and assuming no further significant deterioration in the manufactured housing market, Centex estimates that the value of this tax-free dividend will be $.50 to $.70 per Centex share, although the actual value will depend on the trading price of Cavco's stock. The spin-off will not have a material impact on Centex's future earnings or debt coverage ratios.

         Once the spin-off is complete, Cavco will be a separately traded public company. Cavco intends to file an application for its common stock to be admitted to trading on the Nasdaq National Market under the symbol "CVCO."

         Joseph H. Stegmayer, who has been Chairman and Chief Executive Officer
(CEO) of Centex's Manufactured Housing Group since 2000, and has extensive experience in the manufactured housing industry, will be Chairman and CEO of the new entity. Cavco, which will continue to be headquartered in Phoenix, is the largest manufactured housing company in Arizona.


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CENTEX MANUFACTURED HOUSING OPERATION TO BE SPUN OFF, Page 2 of 2


         Centex said it believes the distribution is in the best interests of Centex, its stockholders and Cavco. Among other considerations, it will eliminate competition for capital between Cavco's business and the other businesses of Centex and will allow the management of each company to focus solely on the opportunities and challenges specific to its respective business.

         "We think this new ownership structure will enable Cavco to reach its full potential and is in the best interests of our stockholders," said Larry Hirsch, Chairman and CEO of Centex. "We are confident that Joe and his management team have the capabilities to position this business to take advantage of the inevitable recovery of the manufactured housing industry."

         "We at Cavco are truly excited about the opportunities we will have as an independent public entity," said Mr. Stegmayer. "We believe that we are well-positioned to confront the difficult conditions currently facing the industry and to thrive as the outlook improves."

          For fiscal 2003, the operations to be included in the spin-off had income from continuing operations of $6.8 million versus $3.1 million in fiscal 2002. Losses associated with discontinued operations, related to certain retail operations and idled plants, were $11.4 million in fiscal 2003 and $4.5 million in fiscal 2002. These results are after interest expense but before income taxes. Revenues from continuing operations were $110 million in fiscal 2003 versus $96 million in 2002. Revenues for discontinued operations were $28 million in 2003 as compared to $29 million in fiscal 2002. The Company's continuing operations delivered 3,631 units in fiscal 2003 compared to 3,370 units last year.

          Centex stockholders are not required to take any action in connection with the distribution.

                                      # # #

Forward-Looking Statements. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933,
Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statement and generally arise when the Company is discussing its beliefs, estimates or expectations. These statements are not guarantees of future performance and involve a number of risks and uncertainties. Actual results and outcomes may differ materially from what is expressed or forecast in such forward-looking statements. The principal risks and uncertainties that may affect the Company's actual performance and results of operations include the following: general economic conditions and interest rates; the cyclical and seasonal nature of the Company's businesses; adverse weather; changes in property taxes and energy costs; changes in federal income tax laws and federal mortgage financing programs; governmental regulations; changes in governmental and public policy; changes in economic conditions specific to any one or more of the Company's markets and businesses; competition; availability of raw materials; and unexpected operations difficulties. These and other factors are described in the Company's most recent Annual Report on Form 10-K for the fiscal year ended March 31, 2002 and in its Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2002 and September 30, 2002, and December 31, 2002, each of which is filed with the Securities and Exchange Commission.